PROMISSORY NOTE

June 29, 2012
St. Paul, Minnesota
$14,500.00

FOR VALUE RECEIVED, **DOUBLETREE LIQUIDATION CORPORATION, a Minnesota** Corporation **(DLC)** (the "Maker"), promises to pay **ISA Financial Services, Inc. a Minnesota Corporation (ISAF)**, (the "Seller"), at the offices of the seller or such other place as the holder of this Note may designate in writing, the total sum of Fourteen Thousand Five Hundred Dollars and 00/100 Dollars ($ 14,500.00), with interest to accrue at a rate of 6% per annum from the date of this note until paid in full. The note is due and payable within the three years from the date herein signed.

The Purchaser DLC also has the obligation to pay to the seller ISAF the additional certain specific excess proceeds received by DLC on the sale of the first 3,000,000 shares of ISA Internationale, Inc. in excess of $.25 per share of stock sold and further after all of the trade debts that are owed by ISAC as of 6.29.12 are paid in full. This provision is not a part of the promissory note obligation on the payment of the $14,500 plus interest due thereon until paid in full.

Maker of this note can at their option, make payments of any undetermined amount on this promissory note any time during the life of the note.

All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The Maker shall pay and save the holder harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

The Maker agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the holder in enforcing the obligations of the Maker under this Note.

None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

All the rights and obligations of this agreement shall be governed by the laws of the State of Minnesota and this Promissory Note is executed as an instrument under seal.

Dated: June 29, 2012

DOUBLETREE LIQUIDATION CORPORATION

By [signature]

Name: Bernard L. Brodkorb